Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	March 15, 2024

BUTLER NATIONAL CORPORATION ANNOUNCES Third QUARTER FISCAL YEAR 2024 FINANCIAL RESULTS

- Operating income increased 12% to $3.8 million for the third quarter of fiscal 2024 compared to $3.4 million for the third quarter of fiscal 2023 -

OLATHE, KANSAS, March 15, 2024, - Butler National Corporation (OTCQB: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the third quarter fiscal 2024 ended January 31, 2024.

Historical selected financial data related to all operations:
	Quarter Ended January 31,		Nine Months Ended January 31,
	(In thousands)		(In thousands)
	2024	2023	2024	2023
Revenue	$18,960	$20,464	$55,746	$55,093
Operating Income	$3,795	$3,385	$8,531	$9,012
Net Income	$2,382	$1,977	$8,052	$5,091
Total Assets	$113,279	$111,077	$113,279	$111,077
Long-term liabilities	$38,141	$43,172	$38,141	$43,172
Stockholders' Equity	$49,912	$46,446	$49,912	$46,446
Weighted Average Shares - Diluted	69,634	76,664	70,985	76,634
Earnings Per Share	$0.03	$0.03	$0.11	$0.07
New Product Research and Development Cost	$845	$703	$2,184	$2,335

Management Comments

Fiscal quarter three ended January 31, 2024 was positive. Company earnings were $ 0.03 per share. Professional Services experienced an increase in revenue while the Aerospace Segment revenue decreased primarily due to timing of completed projects compared to the same quarter last year. Revenue decreased 7% to $19.0 million in the three months ended January 31, 2024, as compared to $20.5 million in the three months ended January 31, 2023. The decrease in revenue reflects a decrease of 17% in Aerospace Products revenue and an increase of 4% in Professional Services revenue. Our Aerospace Products segment continues to recruit new and expand existing relationships that result in the aircraft modification opportunities in both the domestic and international markets. A number of opportunities result in work programs for new Federal Aviation Administration supplemental type certificates (“STCs”). Sports wagering highlighted the Professional Services segment with $1.5 million of quarterly revenue.

Third quarter fiscal 2024 net income was $2.4 million compared to a net income of $2.0 million in the third quarter fiscal 2023. Third quarter fiscal 2024 operating income was $3.8 million compared to $3.4 million in third quarter fiscal 2023. We continue training, hiring and upgrading at the New Century facilities to accommodate additional aircraft modifications in addition to making wage adjustments to remain competitive. We also continue to review operational processes and methods to control general and administrative expenses.

During the three months ended January 31, 2024, we invested approximately $845 in the development and acquisition of new products. This expenditure for design and development engineering, testing, and certification of new products is necessary to remain competitive and adapt for technology changes for Aerospace Products. STC development is essential to our long-term revenue and profits. As noted during the Annual Shareholder Meeting, design for manufacturing of the King Air Cargo Door project continues.

"Business is good and the receipt of orders from Aerospace Segment customers continues.  We are pleased with the $ 0.03 per share earnings for the quarter.  With continued favorable gaming activity, production and the flow of orders, Butler National should have a positive end to fiscal 2024. From an internal perspective, our Aircraft Modification business is growing.  Currently, we have more than 20 active projects.  While we are excited about the growth, it also brings about challenges.  Our focus with modifications is to optimize processes and continue training to further develop our team, particularly at New Century, Kansas.  We are working diligently with KC Machine to supply a significant amount of modification parts to allow shipments of modification kits and more effectively free the Avcon fabrication team to produce newly designed parts for certification projects and custom modifications.  Program management and efficiency for work in process are priorities – this should yield improved quality and timeliness.  Developing the modification experience level at New Century to the Newton standard is our objective.  The experience enhancement should materially impact the bottom line.  We have also enhanced our communications outreach with website updates and a more active media  presence for our subsidiaries.

Additionally, customer demand for aircraft modifications, gun control units and ruggedized cabling is strong.  The backlog remains high at $30.4 million.  The relationship with our contracted platform for online/interactive sports wagering for Kansans on behalf of the Kansas Lottery continues to be a significant revenue source for the Professional Services Segment. The DraftKings branded sportsbook located in the Boot Hill Casino & Resort is attracting crossover play for traditional casino games.  Moreover, our Boot Hill Casino Team continues to diligently promote tourism, our quality Firesides Restaurant offering and player development to attempt to facilitate increased patronage for traditional gaming.  In summary, management and employees continue working on new products, new STCs, quality staffing, production and cost management.   We continue our commitment to customers and to increasing shareholder value", commented Chris Reedy, President and CEO.

Business Segment Highlights

Professional Services:

Revenue increased 4% for the three months ended January 31, 2024 to $9.9 million compared to $9.6 million in the three months ended January 31, 2023. The increase is due to an increase in sports wagering revenue of $297.  Costs increased 6% in the three months ended January 31, 2024 to $4.0 million compared to $3.8 million for the three months ended January 31, 2023.  The increase is directly related to an increase in labor costs. Expenses increased 6% in the three months ended January 31, 2024 at $3.7 million compared to $3.5 million in the three months ended January 31, 2023. Expenses were 38% of segment total revenues in the three months ended January 31, 2024, as compared to 37% of segment total revenues in the three months ended January 31, 2023. There was an operating income of $2.2 million in the three months ended January 31, 2024 compared to an operating income of $2.3 million in the three months ended January 31, 2023.

Aerospace Products:

Revenue decreased 17% to $9.0 million in the three months ended January 31, 2024, compared to $10.9 million in the three months ended January 31, 2023. Costs decreased by 18% in the three months ended January 31, 2024 to $5.9 million compared to $7.2 million for the three months ended January 31, 2023.  The decrease is directly related the decrease in Aerospace revenue. Costs were 66% of segment total revenue in the three months ended January 31, 2024, as well as 66% of segment total revenue in the three months ended January 31, 2023. Expenses decreased 43% in the three months ended January 31, 2024 to $1.5 million compared to $2.6 million in the three months ended January 31, 2023. Expenses were 16% of segment total revenue in the three months ended January 31, 2024, as compared to 24% of segment total revenue in the three months ended January 31, 2023. The decrease is primarily due to a severance agreement with an executive officer which was expensed in January 2023. There was an operating income from Aerospace Products of $1.6 million in the three months ended January 31, 2024 compared to an operating income of $1.1 million in the three months ended January 31, 2023.

Costs related to Professional Services and Aerospace Products include the cost of engineering, labor, materials, equipment utilization, control systems, security and occupancy. Expenses related to Professional Services and Aerospace Products include marketing and advertising, employee benefits, depreciation and amortization, and general, administrative and other expenses.

Backlog:

As of January 31, 2024, our backlog totaled approximately $30.4 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc., concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft.  Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 16 table games and a DraftKings branded sportsbook.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595

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